EXHIBIT 16.2

October 2, 2006

Jeffrey T. Wilson

President

Imperial Petroleum, Inc.

329 Main Street, Suite 801

Evansville, IN 47708

Re: Form 8-K

Dear Sir:

In accordance with your request we have reviewed your proposed Form 8-K filing in regards to the resignation of Briscoe Burke & Grigsby LLP as the auditors for IMPERIAL PETROLEUM INC for the fiscal year ending July 31, 2006 and we agree with the statements made in the Form 8-K filing as they pertain to Briscoe Burke & Grigsby LLP and our prior services rendered as the Company’s auditors.

Sincerely,

/s/ Briscoe Burke & Grigsby LLP

Managing Partner